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(MKS LOGO)

                                                           FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                                  Ronald Weigner
                                        Vice President & Chief Financial Officer
                                                                    978.975.2350

          MKS INSTRUMENTS ELECTS LEO BERLINGHIERI AS PRESIDENT AND COO

      Wilmington, Mass., April 26, 2004, MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today announced that its Board of Directors elected Leo Berlinghieri to the position of President and Chief Operating Officer. He previously served as Vice President and Chief Operating Officer. Mr. Berlinghieri continues to report to John R. Bertucci, who resigned his position as President and continues as Chairman and Chief Executive Officer.

      Mr. Berlinghieri retains responsibility for all product groups, global sales and service, marketing, technology, and global business operations, including quality, manufacturing, and supply chain management.

      Mr. Berlinghieri, 50, has served as Vice President and Chief Operating Officer since July 2003 after serving as Vice President, Global Sales and Service since 1995. He has had responsibility for operating positions in manufacturing, supply chain management and customer service during his 23 years with MKS.

      John Bertucci, Chairman and Chief Executive Officer, said, "Leo's demonstrated skills in leading our talented management team have contributed to MKS' growth, as we have taken the next steps in partnering with our customers to help improve their process productivity and profitability. The Board and I are pleased to recognize his leadership abilities and look forward to his continued contributions in this dynamic business environment."

      MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our
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instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas related semiconductor manufacturing processes, thereby enhancing our customers' uptime, yield and throughput, and improving their productivity and return on invested capital.

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